Exhibit 1

NEWS RELEASE

North American Palladium Comments on Trading Activity

Toronto, Ontario, November 21, 2013 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (NYSE MKT: PAL) announces that the Company is not aware of any undisclosed material changes that would account for the recent trading activity in its shares.

On November 14, 2013 the Company issued a news release announcing its third quarter results, which indicated that the Company is currently actively engaged in discussions about securing additional financing to support working capital needs and bridge the gap until operations become breakeven or profitable in 2014. The Company will provide an update on the progress of its financing plans when and if a firm commitment materializes.

“We still firmly believe that there is significant value to be unlocked at our Lac des Iles mine and remain optimistic about the mine’s future cash generation potential,” commented Phil du Toit, President and Chief Executive Officer. “As we have always cautioned, 2013 is a critical transitional year and the financial challenges that we are encountering are no doubt related to this transitional phase. Looking beyond to 2014, we have prospects for improved operating and financial performance, but this is contingent on a successful completion of a financing, which we are currently working hard to complete. We remain hopeful that once we enhance our balance sheet and successfully execute on the longer term strategy to increase production at reduced cash costs, that this achievement will be reflected in improved share price performance.”

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, and is currently undergoing a major expansion to increase production and reduce cash costs per ounce. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

Camilla Bartosiewicz

Director, Investor Relations and Corporate Communications

Telephone: 416-360-7374

Email: camilla@nap.com

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘potential’, ‘believe’, ‘target’, ‘may’, ‘will’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as the Company’s LDI mine expansion, timelines, production plans,

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projected expenditures, operating cost estimates and other statements that express management’s expectations or estimates of future performance. The Company cautions the reader that such forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to: the risk that the Company may not be able to obtain sufficient financing to fund current capital needs including capital expenditures required to continue the LDI mine expansion, the risk that the Company will not be able to meet its financial obligations as they become due, the possibility that metal prices and foreign exchange rates may fluctuate, inherent risks associated with exploration, mining and processing including risks to the LDI mine expansion timeline, the possibility that the LDI mine may not perform as planned, and risks related to the availability of skilled labour. For more details on these and other risk factors see the Company’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities. Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no material delays affecting operations or the timing of the LDI mine expansion, that there will be no material delays related to commissioning the shaft, and that prices for key mining and construction supplies will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

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